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                     WM.WRIGLEY JR. COMPANY
        EXECUTIVE INCENTIVE COMPENSATION DEFERRAL PROGRAM

                Effective as of December 1, 1986
      Amended and Restated Effective as of October 24, 1995

     1.  Introduction

     The Wm. Wrigley Jr. Company Executive Incentive Compensation Deferral Plan was made effective on December 1, 1986, became the Wm. Wrigley Jr. Company Executive Incentive Compensation Deferral Program (the "Deferral Program"), and was integrated into and became a part of the Wm. Wrigley Jr. Company Management Incentive Plan, effective August 27, 1988. The Deferral Program was amended and restated effective as of December 1, 1990, was further amended and restated effective as of December 20, 1991 and January 13, 1993, and is hereby further amended and restated, effective as of October 25, 1994, and October 24, 1995 as set forth herein, with retroactive effect as provided herein. Reference is made to the Deferral Program effective as of January 13, 1993, for additional provisions relating to deferrals made prior to the effective date hereof.

     2.  Purpose

     The purpose of the Deferral Program is to provide eligible executives of Wm. Wrigley Jr. Company (the "Company") with the opportunity of deferring all or any portion of their award under the 1986 Executive Incentive Compensation Plan or any successor plan (the "Incentive Plan").

     3.  Eligibility

     Each executive of the Company who is eligible to receive an award under the Incentive Plan shall be eligible to defer all or any portion of the award under the Deferral Program.

     4.  Participation and Deferral Election

     (a) Participation. Prior to the beginning of each plan year for purposes of the Incentive Plan (each, an "Incentive Plan Year"), commencing with the Incentive Plan Year beginning as of January 1, 1994 (the "1994 Incentive Plan Year"), each eligible executive may elect to participate in the Deferral Program by directing that any portion of the executive's award under the Incentive Plan earned during such Incentive Plan Year, up to one hundred percent (100%) of such award, be credited to a deferred compensation account.

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     (b)  Deferral Elections; Deferral Options.  Each eligible
executive shall execute and file with the Treasurer of the Company an appropriate election form to participate in the Deferral Program (the "Deferral Election"), specifying the portion, if any, of the award to be deferred up to a maximum deferral of 100% of such award. The deferred award shall be credited in increments of 10% (expressed as a percentage of the amount deferred pursuant to Section 4(a) above), as specified by the executive on the Deferral Election, among the deferral options described below. The deferral options described in clauses (i) and (ii) below together are hereinafter referred to as the "Investment Options." The deferral options are as follows:

     (i)  with respect to all participants:  as share units
     (a unit equivalent to a share of the Common Stock of the Company (the "Common Stock"));

     (ii) with respect to all participants: as credits ("Investment Fund Credits") equivalent to amounts invested in any of the investment funds offered, from time to time, to employees participating in the Special Investment and Savings Plan for Wrigley Employees, or in any other or additional fund or funds as the Compensation Committee shall determine (each an "Investment Fund," and together the "Investment Funds");

     (iii) with respect to all participants for deferral elections made prior to January 1, 1994: as variable money credits (credits in units of a dollar or a fraction thereof); provided, however, that notwithstanding any other provision in the Deferral Program to the contrary, no election made on or after January 1, 1994, may specify that any portion of any deferred award be credited as variable money credits and effective as soon as practicable following January 1, 1995 (the "Transfer Date") all amounts credited as variable money credits shall be transferred to such Investment Fund as the Compensation Committee shall designate, and shall be redesignated as Investment Fund Credits; and

     (iv) solely with respect to executives who are employed in the United States by the Company or by any of its affiliates, unless and until otherwise determined by the Compensation Committee for deferral elections made prior to December 20, 1991: as fixed money credits (credits in units of a dollar or a fraction thereof); provided, however, notwithstanding any other provision in the Deferral Program to the contrary, no election made on or after December 20, 1991, may specify that any portion of any deferred award be credited as fixed money credits.

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Notwithstanding the foregoing, the Compensation Committee may, from time to time, discontinue any of the Investment Funds described in clause (ii) above. In such event, the executive shall execute and file an appropriate election form with the Treasurer of the Company, to transfer the amounts deferred in the discontinued Investment Fund to such other Investment Options as the Compensation Committee shall make available at such time. In the event that the executive fails to timely elect a new Investment Option, such amounts shall be transferred to an Investment Option that is deemed appropriate.


     (c) Deferral Transfers. The executive may elect to transfer amounts deferred as fixed or variable money credits, share units or Investment Fund Credits into share units or Investment Fund Credits, including transferring Investment Fund Credits from one Investment Fund to a different Investment Fund; provided, however, that any such election must be made during the period beginning on the third business day following the date of the release of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth business date following such date; and provided, further, that in no event may any such election become effective sooner than twenty-four (24) months following the effective date of any prior transfer election. A transfer election pursuant to this Section 4(e) shall be made on an appropriate election form executed and filed by the executive with the Treasurer of the Company.

     (d) Prescribed Minimum Deferrals. Notwithstanding any other provision of the Deferral Program to the contrary, the Compensation Committee may, from time to time, in its discretion, prescribe minimum deferral dollar amounts for purposes of Section 4(b) hereof.

     5.Deferred Compensation Accounts

               (a) Accounts. There shall be established for each executive an account to be designated as a deferred compensation account. As soon as practicable after the granting of an award under the Incentive Plan, the deferred compensation account of such executive shall be credited with an amount equal to the portion of the award that the executive shall have elected to defer. Notwithstanding the foregoing, any amounts credited as fixed money credits shall be deemed to have been so credited as of the first day of the year following the Incentive Plan Year with respect to which such amounts are credited. Effective as of the 1995 Incentive Plan Year (or to the extent of the amounts deferred pursuant to the "1994 Special Deferral Elections," effective as of April 1, 1994), the amounts deferred under the Deferral Program shall be credited as share units and Investment Fund Credits. Amounts previously deferred have also been credited as variable money credits and fixed money credits.


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               Amounts deferred under the Deferral Program are
credited pursuant to the terms specified by the executive in the Deferral Election, with the number of share units being determined on the basis of the price of the Common Stock on the New York Stock Exchange during such period immediately preceding and/or immediately following the date or dates the share units are credited, as the Compensation Committee shall determine.

               (b)  Dividends on Share Units.  As soon as
practicable following the payment date for dividends on the Common Stock with respect to which share units are standing to the credit of an executive, the deferred compensation account of such executive shall be credited with dividend equivalents equal to the sum of all cash dividends that such executive would have received on such date, had the executive been the owner of a number of shares of the Common Stock equal to the number of share units in the executive's deferred compensation account on the record date for such dividend. The amount so credited shall be converted into additional share units with the number of share units being determined on the basis of the price of the Common Stock on the New York Stock Exchange during such period immediately preceding and/or immediately following the date or dates as of which dividends are credited, as the Compensation Committee shall determine.

               (c) Variable Money Credits Prior to the Transfer Date. As of the end of each Incentive Plan Year during which variable money credits are standing to the credit of an executive until the earlier of (i) the end of the Incentive Plan Year in which the executive shall have ceased to be an employee of the Company and all affiliates, and (ii) the Transfer Date, the deferred compensation account of such executive shall be credited with interest equivalents at a rate, compounded quarterly, equal to the rate paid on investments in The Putnam Stable Value Fund, or such other fund or funds as the Compensation Committee shall determine from time to time on a prospective basis.

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               (d)  Fixed Money Credits.  As of the end of each
Incentive Plan Year during which fixed money credits are standing to the credit of an executive, the deferred compensation account of such executive shall be credited with interest equivalents at a rate (the "Applicable Rate") established by the Compensation Committee with respect to each Incentive Plan Year and communicated by the Compensation Committee to each eligible executive prior to the time elections with respect to such Incentive Plan Year are required to be made pursuant to Section 4(a) above, compounded annually. Such credits shall be converted into additional fixed money credits.

               (a) Investment Fund Credits. During such period as Investment Fund Plan Credits are standing to the credit of an executive, the amount of such executive's deferred compensation account deferred with respect to each Investment Fund, shall be credited with interest and earnings (including gains and losses) equivalent to the amount that would have accrued during such period had the amount so credited been actually invested in such Investment Fund.

     1.   Distribution in Respect of Deferred Compensation Accounts

               (a) Deferral Elections made prior to January 1, 1994: Prior to January 1, 1994, each executive then participating in the Deferral Program elected, in his or her Deferral Election, a form of payment each time such executive elected to participate in the Deferral Program.

          If, with respect to amounts deferred pursuant to such Deferral Elections, distribution of an executive's deferred compensation account has commenced, or is scheduled to commence prior to January 1, 1997, then the distribution forms described in this Section 6(a) and so elected by such executive shall remain in effect with respect to such deferred amounts. In such event, share units shall be distributed in the manner described in clause (i) or
(ii) below, variable money credits and Investment Fund Credits that were characterized as variable money credits prior to the Transfer Date (which, for purposes of this Section 6(a), shall also be referred to as variable money credits) shall be distributed in the manner described in clause (i), (ii) or (iii) below, and fixed money credits shall be distributed in either of the forms set forth in (iv), (v) or (vi) below:

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          (i)  With respect to share units and variable money
     credits: annual installments payable as soon as practicable after January 1 of each year for a period of five or ten years beginning with (x) the year following the year in which the executive terminates service with the Company and all affiliates or (y) the year following the earlier of the year in which the executive attains age sixty-five (65) (or any later age specified by the executive in such election) or the year in which the executive terminates service with the Company and all affiliates. The number of share units and the amount of variable money credits in respect of which payment is to be made on each payment date shall be determined by multiplying the number of all share units and all variable money credits credited to the executive on such date by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining to be paid to the executive (or in case of the death of the executive, to the executive's Beneficiary, as defined in Section 7(e) hereof), immediately prior to such January 1.

          (ii) With respect to share units and variable money credits: a lump-sum payment as soon as practicable following the January 1, of the year, or the fifth or tenth year, following (x) the year in which the executive terminates service with the Company and all affiliates or (y) the earlier of the year in which the executive attains age sixty-five (65) (or any later age specified by the executive in such election) or the year in which the executive terminates service with the Company and all affiliates.

          (iii) With respect to variable money credits: a lump-sum payment as soon as practicable following the January 1, of the fifth, tenth, fifteenth or twentieth year following the Incentive Plan Year for which the applicable award was granted, but no later than the tenth anniversary of the executive's termination of service with the Company and all affiliates.

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          (iv)  With respect to fixed money credits:  fifteen
     (15) equal annual installments commencing in the year following the earlier to occur of the year in which the executive retires from service with the Company and all affiliates or attains age sixty-five (65); provided, however, that if the executive will have attained at least age fifty-five (55) on the date as of which the deferred amounts will be credited as fixed money credits, such executive may elect instead to receive ten equal annual installments commencing in the year following the year in which the executive attains age seventy (70). Each installment shall be paid as soon as practicable following the January 1, of the year in which such payment is scheduled to be paid. The number of fixed money credits in respect of which payment is to be made on each payment date shall be an amount such that, after giving effect to the total number of distributions to be made and the continued crediting of interest equivalents (pursuant to Section 5(e) above) at the Applicable Rate on the unpaid balance, there will be no fixed money credits credited to the executive upon payment of the final installment.

          (v)  With respect to fixed money credits:  A
     lump-sum payment as soon as practicable following the January 1, of the year designated by the executive for payment; provided, however, that such designated year may not be later than the year following the earlier of the year in which the executive retires from service with the Company and all affiliates or attains age sixty-five (65).

          (vi)  With respect to fixed money credits:
     Notwithstanding the provisions of clause (iv) and (v) above to the contrary, in the event that when the executive terminates service with the Company and all affiliates, the executive is not eligible for, or has not elected to commence receipt of, immediate benefits under the Wrigley Retirement Plan, the Compensation Committee shall distribute in one lump-sum the entire value of the executive's deferred compensation account credited as fixed money credits. Such lump-sum shall be paid as soon as practicable following the January 1, of the year following the year in which the executive terminates service with the Company and all affiliates.

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               (b)  Deferral Elections made after January 1, 1994:

               (i) Effective with respect to amounts deferred pursuant to Deferral Elections made after January 1, 1994, the executive, prior to January 1, 1995, shall make a distribution election (the "1995 Election") pursuant to this
     Section 6(c) that controls the distribution of (A) all amounts deferred pursuant to Deferral Elections made after January 1, 1994, and (B) effective January 1, 1997, all amounts deferred pursuant to Deferral Elections made prior to January 1, 1994, in each case, unless a subsequent valid Deferral Election is filed pursuant to clause (ii) below; provided, however, that, the 1995 Election shall not be effective with respect to an executive's prior election regarding the timing and distribution of fixed money credits unless the executive elects to change such prior election; and provided, further, that the 1995 Election shall not govern the distribution of amounts attributable to any deferrals described in subclause (B) above if the executive is, or is scheduled to be, receiving distributions with respect to such deferral prior to January 1, 1997.

               (ii) Distributions under this Section 6(b) shall begin as soon as practicable following the January 1, specified in the executive's Deferral Election, but may not begin earlier than as soon as practicable following January 1, following the calendar year in which the executive terminates employment with the Company; provided, however, that in no event may distribution commence later than as soon as practicable following January 1, following the calendar year in which the executive attains age seventy (70). Such payment shall be made, pursuant to the executive's election in the Deferral Election, (x) in the form of a lump sum payment, (y) in substantially equal annual installments over a period not to exceed the number of whole years between the executive's termination of employment and the executive's attainment of age 80, or (z) in any combination of (x) and
     (y) above. An executive may change his or her prior distribution election at any time, and from time to time; provided, however, that any such distribution election shall not become effective until the second anniversary of the date such distribution election is made; and provided, further, that no distribution election with respect to the distribution of amounts attributable to any deferral will be effective if the executive is, or is scheduled to be, receiving distributions with respect to such deferral within two years following the date such subsequent distribution election is made. In the event an election does not become effective, the prior valid election of such executive shall govern the form and timing of distribution.

               (iii) Notwithstanding the foregoing, in the event that, with respect to any deferred amount, (A) an executive fails to timely elect the form and/or timing of payment, (B) no valid election is filed with the Company, or (C) the executive has not filed an 1995 Election or any Deferral Election subsequent thereto, such deferred amount shall be paid in ten equal annual installments commencing as soon as practicable following the January 1, of the year following the earlier to occur of the executive's termination of employment with the Company and the Executive's attainment of age seventy (70).

               (c)  If the executive so requests and if the
executive provides satisfactory evidence of financial hardship, the Compensation Committee may, in its sole and absolute discretion, permit a distribution of all or a portion of the executive's deferred compensation account prior to the date on which payments would have commenced under Section 6(a) hereof.

               (d)  Notwithstanding any other provision of the
Section 6 to the contrary, the Compensation Committee may, in its sole and absolute discretion, distribute in one lump-sum the entire value of an executive's deferred compensation account credited as share units, variable money credits and Investment Fund Credits upon termination of service with the Company and all affiliates.

               (e)  Notwithstanding any other provision of this
Section 6 to the contrary, in the event of a Change in Control (as defined in Section 6(f) hereof), the Compensation Committee may, in its discretion, accelerate, in whole or in part, the time or times for payment of any or all amounts credited to an executive's deferred compensation account. If the provisions of this Section 6(e) become effective, such executive will receive, with respect to any share units then credited to the executive's account, an amount equal to the number of such units multiplied by a price per share that is the greater of: (1) the average of the daily closing prices of the Common Stock as reported for the calendar month next preceding such acceleration date on the Composite Transactions Tape for securities listed on the New York Stock Exchange; or (2) the highest outstanding tender offer price, if any, excepting any tender offer price by the Company.


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               (f)  A "Change in Control" shall be deemed to have
occurred:

          (i) if and when any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), in a transaction or series of transactions, is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 5% or more of the combined voting power of the Company's then outstanding securities and there is outstanding an exchange or tender offer for securities of the Company (other than any such exchange or tender offer by the Company or by members of the Wrigley and Offield families); or

          (ii) if any "person" (as above-referenced but excluding members of the Wrigley and Offield families) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing
     20% or more of the combined voting power of the Company's then outstanding securities.

               (g)  Form of Payment.  Subject to the provisions of
Section 7(e) hereof, the cash amount paid to the executive, or in case of death, to the executive's Beneficiary, as of any payment date shall be equal to:

          (i) with respect to variable and fixed money credits: the dollar amount of all variable and fixed money credits in respect of which payment is to be made;

          (ii) with respect to share units: shares of the Common Stock, equal to the number of all share units in respect of which payment is to be made on such payment date or, at the election of the executive or Beneficiary a cash payment in lieu of shares of the Common Stock; provided, however, that if he or she is a person subject to Section 16(b) of the Securities Exchange Act of 1934, such election must be made either
     (1) at least six (6) months prior to such payment date or (2) during the period beginning on the third business day following the date of release of the Company's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date. The value of each share of the Common Stock for this purpose shall be the price of the Common Stock on the New York Stock Exchange during such period immediately preceding the date or dates of distribution, as the Compensation Committee shall determine; and

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          (iii)  with respect to Investment Fund Credits:
     the value of the Investment Fund Credits, either in cash or in kind, at the election of the Executive on the Executive's Deferral Election, or in the case of the executive's death prior to commencement of distribution, pursuant to the election of the executive's Beneficiary.

Notwithstanding the foregoing, in the event that no timely election is in effect with respect to the form of payment of the executive's deferral account, all amounts credited as share units shall be distributed in shares of the Common Stock, and all other amounts shall be distributed in cash.

               (h)  As and when payment is made pursuant to this
Section 6, there shall be charged to and deducted from the deferred compensation account of the executive a corresponding number of share units, variable money credits, fixed money credits and Investment Fund Credits.

     2.   Certain Provisions Relating to Participation

               (a) No executive and no person claiming under or through an executive shall have any right or interest, whether vested or otherwise, in the Deferral Program or in its continuance.

               (b) Except as otherwise required by applicable law, no rights under the Deferral Program, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature, except that, under such rules and regulations as the Compensation Committee may establish, an executive may designate a Beneficiary to receive, in the event of death, any amount that would otherwise have been payable to the executive or that may become payable on account of his or her death except that, if any amount shall become payable to the executor or administrator of the executive, such executor or administrator may transfer the right to the payment of any such amount to the person, persons or entity (including a trust) entitled thereto under the will of the executive or, in case of intestacy, under the laws relating to intestacy.

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               (c)  By accepting any benefits under the Deferral
Program, each executive and each person claiming under or through an executive shall be conclusively deemed to have indicated their acceptance and ratification of and consent to any action or decision taken or made or to be taken or made under the Deferral Program by the Compensation Committee, the Company and the Board of Directors.

               (d) Subject to Section 10 hereof, each executive shall have a vested, unconditional and nonforfeitable right to receive a distribution or distributions of the amount credited to the executive's deferred compensation account, but only at, and not until, the time or times and only in the manner provided for in the Deferral Program. However, no funds, securities or other property of any nature shall be segregated or earmarked for any current or former executive, Beneficiary or other person. Accordingly, no current or former executive, Beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in a deferred compensation account in any fund or specific sum of money, in any asset or in any shares of stock that may be acquired by the Company in respect of its obligations hereunder, the sole right of the executive being to receive distributions, as set forth in the Deferral Program, as a general creditor of the Company with an unsecured claim against the Company's general assets.

               (e)  Following the death of an executive,
distributions shall be made, or shall continue to be made, as elected by the executive, to the Beneficiary designated in writing at any time or from time to time by the executive with the approval of the Company or, failing such a designation, to the spouse, children (per stirpes), parents or estate (in that order) of the executive (all such entities being herein included within the term "Beneficiary"). Such distribution shall be made in the form and at such time as was applicable to the executive; provided, however, that the executive's Beneficiary may elect to receive the balance of the executive's deferred compensation account in the form of an immediate lump-sum distribution. Notwithstanding the foregoing, in the event the executive dies prior to the distribution of any portion of the executive's deferred compensation account credited as fixed money credits, the executive's Beneficiary shall receive, in a lump sum, the amounts credited as fixed money credits increased to reflect interest equivalents at the Applicable Rate, compounded annually for a guaranteed period from the date of the executive's death until the earlier to occur of: (1) the tenth anniversary of the first date as of which amounts were credited to the executive's deferred compensation account as fixed money credits, or (2) the date on which the executive elected to commence distribution. For purposes of clause (2) of the preceding sentence, an election to commence distribution upon the executive's retirement shall be deemed to be an election to commence distribution when the executive attains age sixty-five (65), or if the executive, at death, is sixty-five (65) or older, then one year following such death. Payment shall commence as soon as practicable following the January 1, following the date of the executive's death. If the executive dies after payment has commenced, the remainder of the executive's deferred compensation account credited as fixed money credits shall continue to be paid to the executive's Beneficiary at the times and in the form of distribution elected by the executive.

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               (f)  The Deferral Program shall be binding upon, and
shall inure to the benefit of, the Company and its successors and assigns and the participating executives and their heirs, administrators and personal representatives.

               (g) The Company or a corporation or other form of business association of which shares (or other ownership interests) having 50% or more of the voting power are owned or controlled directly or indirectly, by the Company (an "Associated Company") may make such provisions as it may deem appropriate for the withholding of any taxes that the Company or Associated Company determines is required to be withheld in connection with any award or distribution hereunder.


     3.   Amendment or Termination of the Deferral Program

          The Deferral Program may at any time be amended or terminated by the Compensation Committee without the consent of the current or former executives or their beneficiaries; provided, however, that neither amendment of the Deferral Program nor its termination shall divest any executive or Beneficiary of the right to receive an amount equal to the value of the executive's deferred compensation account. Notwithstanding any other provision of the Deferral Program to the contrary, the Compensation Committee may, in its sole and absolute discretion, distribute in one lump-sum the entire value of an executive's deferred compensation account upon termination of the Deferral Program.

     4.   Change in Stock

          In the event of any change in the outstanding shares of the Common Stock by reason of any stock dividend, stock split, recapitalization, merger, consolidation, exchange of shares or other similar corporate change, the number of share units credited to an executive shall be adjusted proportionately; provided, however, that if a proportional adjustment cannot be made or the Board of Directors determines that further adjustment is appropriate to fairly accomplish the purposes of the Deferral Program, the Board of Directors shall make such equitable adjustment under the Deferral Program as it determines will fairly preserve the intended benefits of the Deferral Program to the executives and the Company.

     5.   Forfeiture

          Notwithstanding any other provision of the Deferral Program to the contrary, in the event that an executive is discharged for reasons of, or voluntarily terminates after an incident of, proven dishonesty, gross misconduct, fraud, embezzlement, theft, perpetration of a crime, or any similar conduct or act, or in the event that any such conduct or act is discovered following the executive's termination of service with the Company, the entire balance of the executive's deferred compensation account may, at the discretion of the Compensation Committee, be forfeited.